Exhibit 99.5

ORACLE CORPORATION

401(K) SAVINGS AND INVESTMENT PLAN

(Amended and Restated as of January 1, 2014)

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ORACLE CORPORATION

401(K) SAVINGS AND INVESTMENT PLAN

(Amended and Restated as of January 1, 2014)

Preamble

Oracle Corporation established the Oracle Corporation 401(k) Savings and Investment Plan effective January 1, 1986 for the purpose of providing retirement benefits for the Employees of Oracle Corporation. The Plan was subsequently restated as of January 1, 1990, and amended and restated in its entirety effective January 1, 1994, as the Oracle Corporation 401(k) Savings and Investment Plan, amended and restated effective January 1, 2000, and again effective January 1, 2001. The Plan is hereby amended and restated in its entirety effective January 1, 2014 (unless specified otherwise herein). The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, with a salary reduction feature qualified under Section 401(k) of the Code.

Except as otherwise provided, the provisions of this Plan are effective January 1, 2014. Unless the contrary rule is expressly stated, the provisions of this Plan shall not apply to the benefits payable to or on account of an Employee who retired or whose employment terminated prior to January 1, 2014.

SECTION 1

Definitions and Construction

Unless the context clearly requires a different meaning, the following terms have the meanings specified:

1.1 Account means the aggregate of the Participant’s Deferral Account, Roth Contributions Account, Matching Contributions Account, After-Tax Contributions Account and Rollover Contributions Account, as appropriate.

1.2 Administrator means the administrator of the Plan designated in Section 11.6 of this Plan.

1.3 After-Tax Contribution means the after-tax contribution, if any, made by the Participant pursuant to Section 3.3.

1.4 After-Tax Contributions Account means the account maintained for each Participant in the books and records of the Plan for the purpose of recording any After-Tax Contributions made by the Participant, as adjusted for earnings and losses allocated thereto.

1.5 Basic Compensation means the amounts specified in this Section 1.5.

(a) General Definition. Except as otherwise provided in this Section 1.5, Basic Compensation means an Employee’s total cash compensation from an Employer including, but not limited to, base pay, commissions, bonuses, overtime pay and shift differentials, and excluding severance benefits, income resulting from the exercise of stock options, and any other items excluded from Basic Compensation under the Company’s payroll system.

(b) Special Rule for Determining Highly Compensated Employees. For purposes of determining the group of Highly Compensated Employees, Basic

Compensation shall include an Employee’s wages within the meaning of Section 3401(a) of the Code and all other payments of compensation by an Employer to an Employee in the course of an Employer’s trade or business for which an Employer is required to furnish the Employee a written statement on Form W-2 under Sections 6041(d) and 6051(a)(3) of the Code and such Employee’s elective deferrals with respect to employment with an Employer (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, (ii) to a plan qualified under Section 125 of the Code or (iii) pursuant to Section 132(f)(4) of the Code.

(c) Limitations on Basic Compensation. The term “Basic Compensation” shall not include:

(1) Any amounts paid or payable by reason of services performed prior to the date an Employee becomes a Participant; and

(2) Any amounts paid or payable by reason of services performed after the Employee ceases to be a Participant.

(d) Additional Inclusions for Section 415 of the Code Testing. For purposes of Section 6.8 only, “Basic Compensation” shall include:

(1) Any amounts deferred by a Participant pursuant to Sections 125, 401(k), 402(e)(3), 402(h), 403(b) or 132(f) of the Code under an arrangement maintained by an Employer.

(2) Payments made within 2 1⁄2 months after severance from employment with the Employer or, if later, by the end of the limitation year during which the severance occurred, if they are payments that would have been paid to the Participant if the Participant had continued in employment with the

Employer, and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments.

(3) Salary continuation payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Section 414(u)(1) of the Code) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

In addition, in any Plan Year any Basic Compensation in excess of $200,000, or such other amount established by the Secretary of the Treasury, in accordance with Section 401(a)(17) of the Code (the “Compensation Limit”), shall be disregarded. In the case of any Participant whose annual rate of Basic Compensation would otherwise exceed the limitations of Section 401(a)(17) of the Code, the Basic Compensation taken into account under the Plan during a payroll period for purposes of Section 401(a)(17) of the Code shall be reduced to any extent necessary to cause the sum of the Participant’s Salary Deferral Contributions and Roth Contributions for the payroll period to equal forty percent (40%) of his or her aggregate Basic Compensation for the payroll period. Such reduction of Basic Compensation taken into account shall continue during the Plan Year until no further reduction is required to meet the limitation of Section 401(a)(17) of the Code.

1.6 Beneficiary means the person or persons described in Section 8.4 who are to receive benefits after the death of the Participant.

1.7 Code means the Internal Revenue Code of 1986, as amended from time to time.

1.8 Committee means the administrative committee which is provided for in Section 11.7 of the Plan.

1.9 Common Stock means the common stock of the Company.

1.10 Company means Oracle Corporation, a Delaware corporation.

1.11 Deferral Account means the account maintained for each Participant in the books and records of the Plan for purposes of recording any Salary Deferral Contributions made by an Employer pursuant to Section 3.1(a) and, as appropriate 3.1(c), as adjusted for earnings and losses allocated thereto.

1.12 Determination Year means the Plan Year.

1.13 Disability or Disabled means the mental or physical inability of a Participant to perform his or her normal job, as evidenced by his or her receipt of disability benefits under the Federal Social Security Act.

1.14 Discretionary Contribution means the contribution, if any, made by an Employer pursuant to Section 3.5 of the Plan.

1.15 Effective Date means January 1, 2014, with respect to this amendment and restatement of the Plan. The original effective date of the Plan is January 1, 1986.

1.16 Eligible Employee means every Employee of an Employer, except the following Employees:

(a) Employees whose compensation and conditions of employment are subject to determination by collective bargaining, provided that retirement entitlements have been a subject of good-faith bargaining between an Employer and the person’s lawful representative or bargaining agent;

(b) Employees who are nonresident aliens and who receive no earned income (within the meaning of Section 911(c) of the Code) from an Employer, such earned income constituting income from sources within the United States (within the meaning of Section 861(a)(3) of the Code);

(c) Workers who are performing services at a Company facility as an employee of a third-party entity that is not an employment agency (i.e., office maintenance crews);

(d) Employees who, as to any period of time are classified or treated by the Company or an Employer as an employee of an employment agency (i.e., a leased employee), even if such individual is subsequently determined to have been a common law employee of the Company or an Employer during such period;

(e) Employees regularly scheduled to work less than 20 hours per week; provided, however, that if such Employees complete 1,000 or more Hours of Service in a Plan Year such Employees shall be considered Eligible Employees; and

(f) Persons who are not classified as employees for tax purposes, whether or not such classification is later upheld upon governmental or judicial review.

1.17 Employee means a person employed by an Employer, any portion of whose income is subject to withholding of income tax and/or for whom Social Security contributions are made by an Employer, as well as any other person qualifying as a common law employee of an Employer. The term “Employee” shall also include leased employees within the meaning of Section 414(n)(2) of the Code; provided, however, if such leased employees constitute less than 20 percent of an Employer’s nonhighly compensated work force (within the meaning of Section 414(n)(5)(C)(ii) of the Code), the term “Employee” shall not include those leased employees covered by a plan described in Section 414(n)(5)(B) of the Code unless otherwise provided by the terms of the Plan. For purposes of this Section 1.17, “leased employee” shall mean any individual who is not an Employee and who provides services to an Employer if (i) such services are provided pursuant to an agreement between an Employer and any other person, (ii) such individual has performed such services for the Employer on a substantially full-time basis for a period of at least one year, and (iii) such services are performed under the primary direction or control of the Employer.

1.18 Employer means the Company and any other corporation or trade or business which has adopted or hereafter adopts the Plan with the approval of the Company. A list of adopting Employers is attached to this Plan as “Appendix A” and shall be kept current by the Administrator.

For purposes of Section 5 (Vesting), Section 6 (Limitations on Contributions), Section 8 (Distribution of Benefits), Section 9 (Top-Heavy Rules) and determining an Employee’s Hours of Service, the term “Employer” includes any corporation or trade or business which is or was a member of a controlled group of corporations, a group of businesses under common control or an affiliated service group (within the meaning of Sections 414(b), (c), (m), and (n) of the Code) of which an Employer adopting the Plan is a member, and any other entity required to be aggregated pursuant to Section 414 (o) of the Code and the regulations thereunder.

In addition, for purposes of determining an Employee’s Hours of Service, the term “Employer” includes the entities described in the preceding Section, as well as any corporation or trade or business for which a leased employee (within the meaning of Section 414(n) of the Code) performs services, but only for such period as the leased employee performs such services.

1.19 Entry Date means the date upon which an Eligible Employee becomes a Participant, which shall be the first day of the payroll period following the earliest practicable date the Eligible Employee’s election to participate can be processed by the Administrator pursuant to Section 2.2.

1.20 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.21 Fund means the total of all contributions made under the Plan by any Employer, increased by interest, appreciation and experience, credits and other gains, and decreased by annuity purchases or payments, depreciation, termination refunds, expenses, and losses.

1.22 Highly Compensated Active Employee means any Employee who performs services for an Employer during the Determination Year and who, during the Look-Back Year, (a) received Basic Compensation from an Employer in excess of $80,000 (as adjusted pursuant to Sections 414(q)(1) and 415 (d) of the Code), and (b) and was a member of the “top-paid group” for such year; provided, however, that subject to the satisfaction of such conditions as may be prescribed under Section 414(q)(1) of the Code, the Company may elect for any Plan Year not to apply the requirement of clause (b) above. The term Highly Compensated Active Employee also includes an Employee who is a 5% owner at any time during the Look-Back Year or Determination Year. An Employee shall be considered to be in the “top-paid group” for any Look-Back Year if the Employee is in the group consisting of the top 20% of Employees when ranked on the basis of Basic Compensation paid during such year.

1.23 Highly Compensated Employee means an Employee who is either a Highly Compensated Active Employee or a Highly Compensated Former Employee. The determination of who is a Highly Compensated Employee, including the determination of the number and identity of Employees in the “top-paid group,” will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

1.24 Highly Compensated Former Employee means an Employee who (a) separated from service (or was deemed to have separated) prior to the Determination Year, (b) performs no service for an Employer during the Determination Year, and (c) was a Highly Compensated Active Employee for either the separation year or any Determination Year ending on or after the Employee’s 55th birthday.

1.25 Hour of Service means an hour for which an Employee directly or indirectly receives compensation, or is entitled to compensation, from an Employer for the performance of duties in accordance with Section 2530.200b-2(a)(1) of the Department of Labor Regulations.

1.26 Look-Back Year means the calendar year ending with or within the Determination Year.

1.27 Matching Contribution means a contribution, if any, made by an Employer pursuant to Section 3.2.

1.28 Matching Contributions Account means the account maintained for each Participant in the books and records of the Plan for the purpose of recording any Matching Contributions made by an Employer pursuant to Section 3.2, as adjusted for earnings and losses allocated thereto.

1.29 Non-Highly Compensated Employee means an Employee who is not a Highly Compensated Employee.

1.30 Normal Retirement Age means age 65.

1.31 Normal Retirement Date means the first day of the month coincident with or next following the date a Participant attains Normal Retirement Age.

1.32 One-Year Break in Service means a period calculated pursuant to Section 5.4.

1.33 Participant means an Eligible Employee who has become a participant in the Plan in accordance with Section 2 and any former Employee who is entitled to benefits under the Plan. “Participant” also means any Eligible Employee who has made a Rollover Contribution pursuant to Section 3.4 regardless of whether such Eligible Employee has otherwise become a Participant in the Plan in accordance with Section 2 of the Plan; provided, however, that such a Participant shall not be entitled to have contributions made on his or her behalf or to otherwise make contributions under the Plan until he or she satisfies the requirements for participation set forth in Section 2. In addition, “Participant” means any Non-Key Employee as defined in Section 9.2(d) who is or has been allocated an Employer minimum contribution pursuant to Section 9.3, even if such Non-Key Employee is not otherwise a Participant.

1.34 Plan means the Oracle Corporation 401(k) Savings and Investment Plan set forth herein, and as it may be amended from time to time.

1.35 Plan Year means the calendar year.

1.36 Rollover Contribution means a contribution made by an Eligible Employee or a Participant pursuant to Section 3.4.

1.37 Rollover Contributions Account means the account maintained for each Eligible Employee and Participant in the books and records of the Plan for purposes of recording any Rollover Contributions made by such Eligible Employee or Participant pursuant to Section 3.4, as adjusted for earnings and losses allocated thereto.

1.38 Roth Contribution means a contribution made by an Employer pursuant to Section 3.1(b).

1.39 Roth Contributions Account means the account maintained for each Participant in the books and records of the Plan for purposes of recording any Roth Contributions made by an Employer pursuant to Section 3.1(b) and, as appropriate, 3.1(c), as adjusted for earnings and losses allocated thereto.

1.40 Salary Deferral Contribution means a contribution made by an Employer pursuant to Section 3.1(a).

1.41 Trust means an agreement of trust between the Company and the Trustee.

1.42 Trustee means the one or more banks, trust companies, other financial institutions, or officer of the Company which hold and manage the funds of the Trust.

1.43 Valuation Date means any business day on which the NASDAQ national market system is open.

1.44 Year of Vesting Service means periods computed under Section 5 for purposes of determining the nonforfeitable portion of a Participant’s Account.

1.45 Masculine pronouns used herein shall include the feminine, the singular number shall include the plural, and the plural shall be read as the singular.

SECTION 2

Participation

2.1 An Eligible Employee who was a Participant in the Plan on December 31, 2013, shall continue to be a Participant in the Plan on the Effective Date.

2.2 All Eligible Employees shall be eligible to become a Participant as of the first or any succeeding Entry Date next following the date he or she is credited with one hour of service; provided, however, that if he or she is not then an Eligible Employee, he or she shall become eligible to become a Participant as of the first or any succeeding Entry Date thereafter on which he or she is an Eligible Employee.

2.3 An Employee who terminates employment after becoming a Participant shall commence participation again immediately upon next performing an Hour of Service as an Eligible Employee.

SECTION 3

Contributions

3.1 Deferral Contributions

(a) Salary Deferral Contributions. An Eligible Employee who has met the eligibility requirements set forth in Section 2 may elect to defer any whole number percentage of his Basic Compensation for each payroll period from 1% (one percent) to 40% (forty percent; provided, however, that in no event shall the amounts exceed the limits set forth in Section 6.1.

(b) Roth Contributions. The Plan will accept Roth elective deferrals (“Roth Contributions”) made on behalf of a Participant. A Roth Contribution is an elective deferral that is:

(1) Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth Contribution that is being made in lieu of all or a portion of the Salary Deferral Contributions the Participant is otherwise eligible to make under the Plan; and

(2) Treated by the Employer as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

Unless specifically stated otherwise, Roth Contributions will be treated in the same manner as Salary Deferral Contributions for all purposes under the Plan.

Contributions and withdrawals of Roth Contributions will be credited and debited to the Roth Contributions Account maintained for each Participant. The Plan will maintain a record of the amount of Roth Contributions in each Participant’s Roth Contributions Account, and all gains, losses, and other credits or charges will be separately allocated on a reasonable and consistent basis to each Participant’s Roth Contributions Account and the Participant’s other accounts under the Plan. No contributions other than Roth Contributions and properly attributable earnings will be credited to each Participant’s Roth Contributions Account.

(c) Catch-Up Contributions. An Eligible Employee who has met the eligibility requirements set forth in Section 2 and who has attained age 50 before the end of the Plan Year may elect to make contributions to the Plan in accordance with, and subject to the limitations of, Section 414(v) of the Code (“Catch-Up Contributions”). Subject to the limitations on the amount of Catch-Up Contributions that are permissible under Section 414(v) of the Code, an Eligible Employee’s election to make Catch-Up Contributions shall provide that such Eligible Employee’s Basic Compensation in each payroll period shall be reduced by any whole number percentage from 1% (one percent) to 40% (forty percent). No Matching Contributions shall be made with respect to any Catch-Up Contributions. Catch-Up Contributions under this Section 3.1(c) shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions. A Participant may elect to make Catch-Up Contributions either as Salary Deferral Contributions or as Roth Contributions.

(d) An election under this Section 3.1 shall be made on a form, whether paper or electronic, as designated by the Administrator and must be received by the Administrator by the latest administratively practicable date prior to the payroll period for which the Salary Deferral Contribution, Roth Contribution or Catch-Up Contribution is to begin. A Participant may change, discontinue or restart the amount of his deferral in accordance with rules established by the Administrator.

(e) In lieu of paying full Basic Compensation to a Participant who has elected to defer Basic Compensation under this Section 3.1, an Employer shall make a Salary Deferral Contribution or Roth Contribution to the Deferral Account or Roth Contributions Account of the Participant equal to the amount of Basic Compensation deferred by the Participant.

(f) During a Plan Year, the Committee may, in its sole discretion (but subject to such rules and procedures as the Committee may prescribe), suspend or reduce the percentage of Basic Compensation deferred by a Highly Compensated Employee pursuant to Section 3.1(a) and (b) for the remainder of the Plan Year if the Committee projects that the Plan will not satisfy the limitations set forth in Section 6.2. The Participant may designate the extent to which the reduction or suspension applies to Salary Deferral Contributions or Roth Contributions. If the Participant does not designate which type of deferral is to be reduced or suspended, the Plan will reduce or suspend Salary Deferral Contributions first. If the Committee subsequently projects that the Participant’s salary deferral election has been reduced below the level necessary to satisfy the tests contained in Section 6.2, the Committee may permit (subject to such rules and procedures as the Committee may prescribe) such Participant to increase his or her salary deferral election for the remainder of the Plan Year to a level not in excess of the level which the Committee projects will satisfy the test contained in Section 6.2.

3.2 Matching Contributions

The Employer shall make a Matching Contribution to a Participant’s Matching Contributions Account equal to 50% (fifty percent) of each Participant’s Salary Deferral Contribution and Roth Contribution for each payroll period, to the extent that such Salary Deferral Contribution and Roth Contribution does not exceed 6% (six percent) of such Participant’s Basic Compensation for such payroll period. If a Participant’s Salary Deferral Contributions and Roth Contributions for a Plan Year reach the limit described in Section 6.1, the Employer shall make additional Matching Contributions to the Participant’s Matching Contributions Account to the extent such Participant’s Matching Contributions for the Plan Year would otherwise be less than 50% (fifty percent) of such Participant’s Salary Deferral Contributions and Roth Contributions for such Plan Year that do not exceed 6% (six percent) of such Participant’s Basic Compensation for the Plan Year. An Employer may change the amount of Matching Contributions by notifying Participants in sufficient time to adjust their Salary Deferral Contribution and Roth Contribution amount prior to the start of the period for which the new Matching Contribution percentage applies. Notwithstanding the foregoing provisions of this Section 3.2, the Matching Contribution amount for any Participant during a Plan Year shall not exceed $5,100.

The Employer shall make a Matching Contribution to the Matching Contributions Account of each Participant by the Employer’s federal tax filing date, including extensions thereof, for deducting such Matching Contributions.

3.3 After-Tax Contributions

(a) If the Committee determines in writing to allow After-Tax Contributions, a Participant may elect to contribute After-Tax Contributions to the Plan equal to any whole number percentage of his Basic Compensation from 1% (one percent) to 15% (fifteen percent).

(b) The election shall be in writing on a form, whether paper or electronic, as designated by the Administrator, and must be received by the Administrator prior to the payroll period for which the After-Tax Contribution is to begin. A Participant may change, discontinue or restart the amount of his After-Tax Contributions in accordance with rules established by the Committee.

3.4 Rollover Contributions from Individual Retirement Accounts or Other Qualified Plans

If the Committee so determines, an Eligible Employee who receives a distribution that qualifies as an Eligible Rollover Distribution, as that term is defined in Section 8.8(b), and that distribution is from:

(a) an individual retirement annuity described in Section 408(b) of the Code;

(b) a qualified trust described in Section 401(a) of the Code; or

(c) an annuity contract described in Section 403(b) of the Code,

and the distribution constitutes the entire amount of the account in that plan, the Eligible Employee may in accordance with procedures approved by the Committee transfer the entire amount of such distribution to the Trustee within 60 days after receiving the distribution.

Notwithstanding the above, the Plan will accept a rollover contribution to a Roth Contributions Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

3.5 Discretionary Contributions

An Employer shall be permitted to make such additional contributions to the Trust as it deems necessary in order to comply with either the actual deferral percentage requirements of Section 401(k)(3) of the Code or the contribution percentage requirements of Section 401(m)(2) of the Code for a Plan Year. An Employer may designate all or any part of a Discretionary Contribution as a contribution to the Salary Deferral Contribution portion of the Plan which shall be used for Section 401(k) purposes or a contribution to the Matching Contribution and After-Tax Contribution portion of the Plan which shall be used for Section 401(m) purposes. Any Discretionary Contribution designated as a contribution to the Salary Deferral Contribution portion of the Plan shall be allocated to the Deferral Accounts of Participants as necessary to satisfy the requirements set forth in Section 401(k)(3) of the Code. Such Discretionary Contributions shall satisfy the requirements for qualified nonelective contributions treated as elective deferral contributions under Section 401(k)(3)(B) and (C) of the Code and shall be subject to the withdrawal and distribution rules applicable to Salary Deferral Contributions. Any Discretionary Contributions designated as a contribution to the Matching Contribution and After-Tax Contribution portion of the Plan shall satisfy the requirements for qualified nonelective contributions treated as matching contributions and after-tax contributions under Section 401(m)(4)(C) of the Code. Such contributions shall be allocated as of the last day of such Plan Year to any or all Participants on that date, other than Participants who are Highly Compensated Employees, in accordance with the average of their respective Actual Deferral Percentage and/or Contribution Percentage for such Plan Year.

3.6 Maximum Contribution

Employer contributions to the Plan shall not exceed the amount which the Company estimates will be deductible under Section 404(a)(3) of the Code, or any successor or similar statutory provision hereafter enacted.

3.7 Forfeitures

Forfeitures may be used to reduce an Employer’s Matching Contributions, to correct any under-allocations to Participants’ Accounts in the manner determined by the Administrator, and to restore Participants’ or Beneficiaries’ Accounts as set forth in Sections 5.4(c) and 13.9.

SECTION 4

Participant Accounts

4.1 Establishment of Accounts

The Administrator shall establish, as appropriate, a Deferral Account, a Matching Contributions Account, a Roth Contributions Account, a Rollover Contributions Account and an After-Tax Contributions Account, as appropriate, for each Participant. All Salary Deferral Contributions made on behalf of a Participant shall be allocated to the Participant’s Deferral Account. All Matching Contributions made on behalf of a Participant shall be allocated to the Participant’s Matching Contributions Account. All Roth Contributions made on behalf of a

Participant shall be allocated to the Participant’s Roth Contributions Account. All Rollover Contributions made by a Participant shall be allocated to the Participant’s Rollover Contributions Account. All After-Tax Contributions made by the Participant shall be allocated to the Participant’s After-Tax Contributions Account.

4.2 Valuation of Accounts

The assets of the Plan shall be valued on each Valuation Date, for those investments not invested in Common Stock. The value of the Account of a Participant on any date shall be the total of the Participant’s balance in his or her Account as of the Valuation Date coincident or immediately preceding that date, increased by any distributions made after such Valuation Date and before the date on which the value of the Account is to be determined. Provided further, investments held in Common Stock will be valued as follows:

(a) Common Stock. The value of the interest of any Participant’s Account in Common Stock shall be measured in units (rather than shares of Common Stock) in such manner as the Committee (in its discretion) shall determine.

(b) Valuation of Common Stock Units. For all purposes of the Plan, the Trustee shall determine the fair market value of a unit of Common Stock, which, as of any date, shall be determined (1) by adding the cash held in the Common Stock fund to the closing price of Common Stock as reported on the NASDAQ national market system (or such other stock exchange on which the Common Stock is reported) for the date of the valuation multiplied by the number of shares of Common Stock held by the Plan, and dividing the total by the number of units of Common Stock, or (2) pursuant to such other method as shall be selected by the Committee.

4.3 Voting of Common Stock

Common Stock held in the Plan shall be voted as follows:

(a) When the Company prepares for any annual or special meeting, the Company shall notify the Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitations materials to be sent to the Trustee. If requested by the Trustee, the Company shall certify to the Trustee that the aforementioned materials represent the same information that is distributed to shareholders of the Company. Based on these materials the Trustee shall prepare a voting instruction form and shall provide a copy of all proxy solicitation materials to be sent to each Plan Participant with an interest in Common Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Common Stock credited to the Participant’s Account held in Common Stock.

(b) Each Participant with an interest in Common Stock under the Plan shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Common Stock reflecting such Participant’s proportional interest in Common Stock (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Common Stock shall be communicated in writing or by such other means as is agreed upon by the Trustee and the Company. These directions shall be held in confidence by the Trustee and shall not be divulged to the Company, or any adopting Employer listed under “Appendix A” of the Plan, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s service hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Common Stock reflecting the Participant’s proportional interest in Common Stock held in the Plan as directed by the Participant. Shares of Common Stock as to which the Trustee receives no voting instructions shall not be voted by the Trustee.

4.4 Tender of Common Stock

Each Participant whose Account is invested in Common Stock shall have the right to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to the shares attributable to his or her interest in Common Stock. The Trustee shall utilize its best efforts to distribute or cause to be distributed in a timely manner to each Participant such information as will be distributed to shareholders of Common Stock in connection with any such tender or exchange offer, together with a form addressed to the Trustee soliciting the Participant’s confidential, written instructions as to whether such shares shall be tendered or exchanged. If the Trustee receives no written directions from a Participant as to the manner in which to respond to such a tender or exchange offer, the Trustee shall tender or exchange any shares of Common Stock credited to the Account of the Participant in the same proportion as the Trustee tenders or exchanges the shares of Common Stock for which directions are received.

4.5 Investment of Contributions

Each Participant may elect, on a form, whether paper or electronic, as designated by the Administrator, to invest his or her Deferral Account, Rollover Contributions Account, Matching Contributions Account, Roth Contributions Account and After-Tax Contributions Account in Common Stock and/or, as selected by the Committee, one or more other funds. Common Stock must be offered as an investment option under the Plan. Allocations to a fund shall be made only in multiples of one percent.

Notwithstanding the preceding, if a Participant fails to make an election as described above, his or her Account(s) shall be invested in the age-appropriate Vanguard Target Retirement Date Fund.

4.6 Investment Direction by Participants

(a) The Committee may establish reasonable rules and procedures allowing for the exercise of control, within the meaning of Section 404(c) of ERISA and regulations issued thereunder, by a Participant (or his or her Beneficiary or legal representative, where applicable) over the investment of some or all of the assets in the Participant’s Accounts. All directions of Participants provided in accordance with such rules and procedures shall be transmitted to the Trustee and shall be followed by the Trustee in the investment of the funds of the Trust, provided, however, that the Trustee shall not follow any such direction if the Administrator determines, and so instructs the Trustee, that implementation of such direction:

(1) Would not be in accordance with the terms of the Plan insofar as the Plan is consistent with ERISA;

(2) Would cause the Trustee to maintain the indicia of ownership of assets of the Plan outside the jurisdiction of the district courts of the United States, except as permitted by Section 404(b) of ERISA or regulations thereunder;

(3) Would jeopardize the Plan’s qualified status under Section 401(a) of the Code;

(4) Would result in a prohibited transaction described in either Section 406 of ERISA or Section 4975 of the Code;

(5) Could result in a loss in excess of the Participant’s or Beneficiary’s account balance;

(6) Would generate income that would be taxable to the Plan; or

(7) Would or could cause any other result such that the Trustee’s failure to implement the direction will not cause the Plan to fail to qualify under Department of Labor Regulations as a plan described in Section 404(c) of ERISA.

(b) Neither the Committee, the Administrator nor the Trustee shall have any obligation to question any direction of Participants with respect to investments, to review any securities or other property held in the Trust Fund Accounts as a result of the directions of Participants or to make suggestions or to provide advice to Participants with respect to the investment or the retention or disposition of any assets held in the Trust Fund Accounts.

(c) A Participant or Beneficiary shall not be deemed to be a fiduciary by reason of his or her exercise of control over assets in his or her Accounts under this Section 4.6 and no person who is otherwise a fiduciary shall be liable for any loss, or by reason of any breach, which results from such exercise of control.

(d) Except as otherwise provided in Department of Labor Regulations, a Participant’s Accounts subject to the Participant’s exercise of control may be invested in “qualifying employer securities” as defined in Section 407(d)(5) of ERISA without limitation as to the amount or percentage of the Trust Fund which such securities constitute, to the extent permitted under the rules and procedures established under Subsection (a).

(e) The Administrator may charge the Accounts of a Participant or Beneficiary for the reasonable expenses of carrying out his or her investment directions under this Section 4.6. The Administrator shall establish reasonable procedures to inform Participants that such charges are made and to periodically inform each Participant of the actual expenses incurred with respect to his or her Accounts.

(f) The Administrator shall provide to each Participant or his or her Beneficiary the information described in Section 2550.404c-1(b)(2)(i)(B)(1) of the Department of Labor Regulations. Upon request by a Participant or his or her Beneficiary, the Committee shall provide the information described in Section 2550.404c-1(b)(2)(i)(B)(2) of the Department of Labor Regulations.

(g) With respect to Common Stock held in a Participant’s Accounts, the Committee shall take such actions and establish such procedures as it deems necessary to ensure the confidentiality of information relating to the purchase, sale, and holding of such Common Stock, and the exercise of voting, tender and similar rights with respect to stock by a Participant or his or her Beneficiary. Notwithstanding the foregoing, such information may be disclosed to the extent necessary to comply with applicable state and federal laws. In the event of a tender or exchange offer with respect to the Employer, or in the event of a contested election with respect to the Board of Directors of the Company, the Employer shall, at its own expense, appoint an independent fiduciary to carry out the Committee’s administrative functions with respect to such stock. Such independent fiduciary shall not be an “affiliate” of the Employer as such term is defined in Section 2550.404c-1(e)(3) of the Department of Labor Regulations.

(h) The Committee may take such other actions or implement such other procedures as it deems necessary or desirable in order that the Plan comply with Section 404(c) of ERISA.

SECTION 5

Vesting

5.1 Deferral, Roth, After-Tax and Rollover Accounts

Amounts credited to a Participant’s Deferral Account, Roth Contributions Account, After-Tax Contributions Account and Rollover Contributions Account shall at all times be fully vested and shall not be forfeitable for any reason.

5.2 Matching Contributions Account

Amounts credited to a Participant’s Matching Contributions Account shall vest in accordance with the following schedule:

Years of Vesting Service	Vested Percentage

One Year	25%
Two Years	50%
Three Years	75%
Four Years	100%

Notwithstanding the foregoing, amounts credited to a Participant’s Matching Contributions Account shall become fully vested upon the Participant’s attainment of Normal Retirement Age, death or Disability.

If a Participant dies while performing such qualified military service (as defined by Section 414(u) of the Code), that Employee shall be treated, to the extent required by Section 401(a)(37)

of the Code and such regulations or other guidance as may be promulgated thereunder by the Secretary of the Treasury, as if he or she had returned to employment on the day immediately preceding the date of his or her death, and then terminated employment on account of death.

5.3 Calculation of Service

An Employee shall be credited with the number of Years of Vesting Service determined under the prior versions of this Plan for service credited through December 31, 2013, plus any Years of Vesting Service determined under this Section 5.3 for Periods of Service after December 31, 2013. A Year of Vesting Service is a twelve-month Period of Service. An Employee’s Period of Service commences on the first day the Employee performs an Hour of Service, and terminates on the Employee’s Severance from Service Date. An Employee’s Severance from Service Date is the earlier of (i) the date he or she resigns, retires or is discharged from employment with all Employers or dies, or (ii) the first anniversary of his or her absence from work from all Employers for any other reason, including leave of absence (unless an Employer consents in writing to an extended leave of absence, in which case an Employer shall specify the later termination date), or if such absence is on account of a Maternity or Paternity Absence, the second anniversary of the Employee’s absence from work. If an individual became an Employee of an Employer as a result of the Company’s (or a related entity’s) acquisition of another company, the Employee’s Hours of Service shall also include an Employee’s period(s) of most recent continuous employment (including approved leave(s) of absence of less than 26 weeks) with such acquired company and its subsidiaries. Notwithstanding the foregoing, an Employee’s Period of Service shall also include such additional periods as may be required by law (including such service which must be considered pursuant to the Military Selective Service Act, as amended), and the following periods of severance:

(a) If an Employee severs from employment by resignation, discharge or retirement and returns to work within one year, the period of severance shall be considered part of the Employee’s Period of Service.

(b) If the Employee is absent from work for a reason other than resignation, discharge or retirement, and while absent resigns, is discharged or retires, an Employer shall include the period between the date of resignation, retirement or discharge and the date the Employee returns to work within the Employee’s period of Service if the Employee returns to work within one year of the date his absence first commenced. An Employee is considered to have returned to work on the first day following his absence on which he is credited with an Hour of Service.

(c) An Employee shall receive no credit for a Year of Vesting Service for the period between the first and second anniversaries of absence from service as the result of a Maternity or Paternity Absence. “Maternity or Paternity Absence” shall mean an absence from employment from all Employers by reason of the pregnancy of an Employee, the birth of a child of the Employee, the placement of a child in connection with child’s adoption by the Employee, or the caring for a child during the period immediately following the birth or adoption, which the Employee certifies to an Employer.

5.4 Termination of Employment; Forfeitures

(a) If a Participant terminates employment and the value of the Participant’s vested Account does not exceed $1,000, the Participant shall receive a distribution of his or her entire vested Account in accordance with Section 8, and the nonvested portion of the Participant’s Account shall be treated as a forfeiture. For purposes of this Section (a), if the value of a Participant’s vested Account is zero, the Participant shall be deemed to have received a distribution of such vested Account.

(b) If a Participant terminates employment and the value of the Participant’s Account exceeds $1,000, and the Participant consents to receive a distribution of the vested portion of his or her Account in accordance with Section 8.1(b), the nonvested portion of his or her Account shall be treated as a forfeiture.

(c) If a Participant receives a distribution or is deemed to receive a distribution pursuant to Section (a) or (b), above, and the Participant is reemployed by an Employer, the Participant’s Matching Contributions Account, determined as of the date of the distribution (unadjusted for earnings or losses), shall be restored from forfeitures, from income to the Plan, or from Employer contributions if, before the Participant incurs five consecutive One-Year Breaks in Service (1) the Participant is reemployed by an Employer, and (2) the Participant repays to the Plan all amounts distributed or deemed to have been distributed to him or her pursuant to Section (a) or (b) above. A “One-Year Break in Service” is a twelve-consecutive month period commencing on the Participant’s Severance from Service Date and ending on the date he or she again performs an Hour of Service.

(d) If a Participant terminates employment and the value of his or her Account exceeds $1,000, and the Participant does not consent to receive a distribution of the vested portion of his or her Account in accordance with Section 8.1(b), the nonvested portion of his or her Account shall be treated as a forfeiture upon his or her incurring five (5) consecutive One-Year Breaks in Service.

SECTION 6

Limitations on Contributions

6.1 Section 402(g) of the Code Limitation

(a) In no event shall a Participant be permitted to defer an amount of Basic Compensation during any calendar year under this Plan and all other plans maintained by an Employer in excess of the limit specified in Section 402(g) of the Code (as adjusted by the Secretary of the Treasury pursuant to the authority of Section 415(d) of the Code) ($17,500 for calendar year 2014).

(b) Amounts deferred by a Participant in excess of the limits set forth in Section (a), above (“Excess Deferrals”), adjusted for income or loss pursuant to Section (c) below, shall be distributed to the Participant no later than the first April 15 following the close of the Participant’s taxable year.

(c) The income or loss allocable to Excess Deferrals shall not include any income (or loss) following the last day of the Plan Year for which the Excess Deferral is made through the date the Excess Deferral is distributed to the Participant.

6.2 Percentage Limitations on Contributions

Notwithstanding anything in the Plan to the contrary, the Average ADP and the Average ACP of Participants must each satisfy either the basic limitation or the alternative limitation set forth below:

(a) Basic Limitation. The Average Percentage for eligible Highly Compensated Employees (those who are eligible to participate in the Plan under Section 2,

whether or not such Employees elect to have their Basic Compensation reduced) shall not exceed for the Plan Year the Average Percentage for eligible Non-Highly Compensated Employees (those who are eligible to participate in the Plan under Section 2, whether or not such Employees elect to have their Basic Compensation reduced) for the Plan Year multiplied by 1.25.

(b) Alternative Limitation. The Average Percentage of Highly Compensated Employees who are eligible to participate in the Plan under Section 2 (whether or not such Employees elect to have their Basic Compensation reduced) shall not exceed for the Plan Year the Average Percentage for Non-Highly Compensated Employees who are eligible to participate in the Plan under Section 2 (whether or not such Employees elect to have their Basic compensation reduced) for the Plan Year multiplied by two, provided that the Average Percentage for Highly Compensated Employees for the Plan Year does not exceed the Average Percentage for Non-Highly Compensated Employees for the Plan Year by more than two percentage points.

(c) For the purposes of this Section 6.2, the Plan Year shall be the current Plan Year.

6.3 Definitions

For the purposes of Sections 6.2, 6.3, 6.4, 6.5, and 6.6 the following definitions shall be used:

(a) “Actual Deferral Percentage” means the ratio (calculated to the nearest one-hundredth of one percent) of a Participant’s Salary Deferral Contributions, Roth Contributions and Discretionary Contributions made on behalf of a Participant for the Plan Year divided by the Participant’s Basic Compensation for the Plan Year. The

Actual Deferral Percentage of a Participant who has no Salary Deferral Contributions, Roth Contributions or Discretionary Contributions made on his behalf shall be zero. A Participant’s Actual Deferral Percentage shall be computed according to the following rules:

(1) Salary Deferral Contributions, Roth Contributions and Discretionary Contributions made on behalf of a Participant shall be taken into account for a Plan Year only if such contributions are paid to the Trust within two and one-half months after the end of such Plan Year.

(2) In the case of a Highly Compensated Employee who is eligible to participate in two or more plans of an Employer to which elective deferrals may be made (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code), all elective deferral contributions made on behalf of the Highly Compensated Employee must be aggregated for purposes of determining such Highly Compensated Employee’s Actual Deferral Percentage.

(3) If the Employers maintain two or more plans that are subject to the requirements of Section 401(k) of the Code, and such plans are considered as one plan for purposes of Section 401(a)(4) or 410(b) of the Code, all such plans shall be aggregated and treated as one plan for purposes of determining the Actual Deferral Percentage of a Participant.

(b) “Average ADP” means the average (expressed as a percentage) of the Actual Deferral Percentage of the eligible Participants in a group.

(c) “Average ACP” means the average (expressed as a percentage) of the Contribution Percentages of the eligible Participants in a group.

(d) “Average Percentage” means the Average ADP or the Average ACP, as applicable.

(e) “Contribution Percentage” means the ratio (calculated to the nearest one-hundredth of one percent) of a Participant’s Matching Contributions, After-Tax Contributions, Discretionary Contributions and any Salary Deferral Contributions and Roth Contributions the Company elects to take into account in computing the Contribution Percentage for the Plan Year to the Participant’s Basic Compensation for the Plan Year. The Contribution Percentage of a Participant who has no Matching Contributions and no Discretionary Contributions made on his behalf, who makes no After-Tax Contributions and for whom the Company elects to take no Salary Deferral Contributions or Roth Contributions into account shall be zero. A Participant’s Contribution Percentage shall be computed according to the following rules:

(1) Matching Contributions made on a Participant’s behalf shall be taken into account for a Plan Year only if such Matching Contributions are allocated to the Participant’s Account during such Plan Year and paid to the Trust no later than the end of the 12th month following the end of such Plan Year. After-Tax Contributions made by a Participant shall be taken into account for the Plan Year in which such amounts are contributed to the Trust at the time of payment to the Trustee if they are transmitted to the Trust within a reasonable period after such contributions are made. Excess Contributions that are recharacterized in accordance with Section 6.5(c) shall be taken into account for the Plan Year that includes the time at which such Excess Contributions are includable in the gross income of the Participant.

(2) In the case of a Highly Compensated Employee who is eligible to participate in two or more plans of an Employer to which matching contributions, after-tax contributions, or both, are made (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code), all such contributions made on behalf of the Highly Compensated Employee must be aggregated for purposes of determining the Highly Compensated Employee’s Contribution Percentage.

(3) If the Employers maintain two or more plans that are subject to the requirements of Section 401(m) of the Code, and such plans are considered as one plan for purposes of Section 401(a)(4) or 410 (b) of the Code, all such plans shall be aggregated and treated as one plan for purposes of determining the Contribution Percentage of a Participant.

(f) “Excess Aggregate Contributions” means, with respect to any Plan Year, the excess of:

(1) The aggregate amount of the Matching Contributions and After-Tax Contributions allocated to a Highly Compensated Employee for a Plan Year, over

(2) The maximum amount of such contributions that may be allocated to the Highly Compensated Employee without violating the limitations set forth in Section 6.2.

Determination of Excess Aggregate Contributions

The amount of the Excess Aggregate Contribution is determined using the “ratio leveling method” based on the Contribution Percentages of the Highly Compensated

Employees. Under the ratio leveling method, the Contribution Percentage of the Highly Compensated Employee with the highest Contribution Percentage is reduced to the extent required to enable the Plan to satisfy the limitations set forth in Section 6.2 or to cause the Highly Compensated Employee’s Contribution Percentage to equal the Contribution Percentage of the Highly Compensated Employee with the next highest Contribution Percentage. This process is continued until the Plan satisfies the limitations set forth in Section 6.2.

(g) “Excess Contributions” means, with respect to any Plan Year, the excess of the Salary Deferral Contributions and Roth Contributions allocated to a Highly Compensated Employee for a Plan Year, over the maximum amount of Salary Deferral Contributions and Roth Contributions that may be allocated to the Highly Compensated Employee without violating the limitations set forth in Section 6.2.

Determination of Excess Contributions

The amount of Excess Contribution is determined using the “ratio leveling method” based on the Actual Deferral Percentages of the Highly Compensated Employees. Under the ratio leveling method, the Actual Deferral Percentage of the Highly Compensated Employee with the highest Actual Deferral Percentage is reduced to the extent required to enable the Plan to satisfy the limitations set forth in Section 6.2 or to cause the Highly Compensated Employee’s Actual Deferral Percentage to equal the Actual Deferral Percentage of the Highly Compensated Employee with the next highest Actual Deferral Percentage. This process is continued until the Plan satisfies the limitations set forth in Section 6.2.

6.4 Remedial Measures

If the Plan does not satisfy the requirements of Section 6.2 for any Plan Year, the Administrator shall take such remedial measures, as necessary, in accordance with either Section 6.5 or Section 6.6 in order that the limitations set forth in Section 6.2 are met.

6.5 Correction of Actual Deferral Percentage Test

(a) General Rules. The Administrator shall determine the Excess Contributions for each Highly Compensated Employee in accordance with Section 6.3(g) and either: (1) distribute such amounts along with income or loss attributable thereto, to the appropriate Highly Compensated Employees in the manner set forth in Section (b) of this Section 6.5; (2) contribute a Discretionary Contribution on behalf of each Participant who is a Non-Highly Compensated Employee in order that the limitations in Section 6.2 are met; (3) recharacterize such amount, along with the income or loss attributable thereto, as an After-Tax Contribution in accordance with Section 6.5(c); or (4) use any combination of (1), (2), and (3) to satisfy the limitations in Section 6.2.

(b) Distribution of Excess Contributions. Excess Contributions and income allocable thereto shall be distributed to Participants on whose behalf such Excess Contributions were made no later than the last day of the Plan Year following the Plan Year for which the Excess Contributions were made.

Excess Contributions shall be distributed to Highly Compensated Employees in the order of the Salary Deferral Contributions and/or Roth Contributions for each Highly Compensated Employee in accordance with the “dollar leveling method,” as follows:

The amount of Salary Deferral Contributions and/or Roth Contributions of the Highly Compensated Employee with the highest Salary Deferral Contribution and/or Roth

Contributions shall be reduced to the extent necessary to either eliminate all Excess Contributions or cause such amount to equal the Salary Deferral Contribution and/or Roth Contributions of the Highly Compensated Employee with the next highest Salary Deferral Contribution and/or Roth Contributions. This process shall be repeated until the total Excess Contributions have been distributed. In no event shall the amount of Excess Contributions exceed the amount of Salary Deferral Contributions and/or Roth Contributions made on behalf of a Highly Compensated Employee for a Plan Year.

The income or loss attributable to Excess Contributions shall be equal to the income or loss allocable to Salary Deferral Contributions and Roth Contributions made on the Participant’s behalf for the Plan Year multiplied by a fraction, the numerator of which is the Participant’s Excess Contributions for the Plan Year, and the denominator of which is equal to the sum of (1) that portion of the Participant’s Account attributable to Salary Deferral Contributions and Roth Contributions at the beginning of the Participant’s taxable year, and (2) the Participant’s Salary Deferral Contributions and Roth Contributions for the Participant’s taxable year.

(c) Recharacterization of Excess Contributions. Excess Contributions, determined in accordance with Section 6.3(g), shall be recharacterized as After-Tax Contributions no later than two and one-half months after the Plan Year to which the recharacterization relates. In no event shall the amount of Excess Contributions that are recharacterized exceed the amount of Salary Deferral Contributions made on behalf of a Highly Compensated Employee for the Plan Year. The Excess Contributions to be recharacterized shall be reduced, in accordance with regulations prescribed by the Secretary of the Treasury, by the amount of Excess Deferrals distributed to the

Participant under Section 6.1(b). Excess Contributions recharacterized as After-Tax Contributions shall be subject to the distribution restrictions set forth in Section 401(k)(2)(B) of the Code.

(d) Treatment as Annual Additions. Excess Contributions shall be treated as Annual Additions under Section 6.8(b)(1).

6.6 Correction of Average Contribution Percentage Test

(a) General Rule. The Administrator shall determine the Excess Aggregate Contributions in accordance with Section 6.3(f) and either: (1) cause such amounts along with the income or loss attributable thereto to be forfeited, if not vested under the terms of the Plan, or, if vested, distributed no later than the last day of the Plan Year; (2) contribute a Discretionary Contribution on behalf of each Participant who is a Non-Highly Compensated Employee in order that the limitations in Section 6.2 are met; or (3) use any combination of (1) and (2) to satisfy the limitations in Section 6.2. Any forfeiture or distribution shall be made on the basis of the respective portion of the amount of Excess Aggregate Contributions attributable to each Highly Compensated Employee whose Matching Contributions Account or After-Tax Contributions Account received an allocation for the Plan Year.

(b) Distribution of Excess Aggregate Contributions. Excess Aggregate Contributions shall be distributed to Highly Compensated Employees in the order of the aggregate Matching and After-Tax Contributions (the “Aggregate Contribution Amount”) for each Highly Compensated Employee in accordance with the “dollar leveling method,” as follows:

The Aggregate Contribution Amount of the Highly Compensated Employee with the highest Aggregate Contribution Amount shall be reduced to the extent necessary to either eliminate all Excess Aggregate Contributions or cause such amount to equal the Aggregate Contribution Amount of the Highly Compensated Employee with the next highest Aggregate Contribution Amount. This process shall be repeated until the total Excess Aggregate Contributions have been distributed. In no event shall the amount of Excess Aggregate Contributions exceed the amount of Matching Contributions and After-Tax Contributions made on behalf of a Highly Compensated Employee for a Plan Year.

The income or loss attributable to Excess Aggregate Contributions shall be equal to the income or loss allocable to the Participant’s After-Tax Contributions and Matching Contributions multiplied by a fraction, the numerator of which is the Participant’s Excess Aggregate Contributions for the Plan Year, and the denominator of which is equal to the sum of (1) that portion of the Participant’s Account attributable to After-Tax Contributions and Matching Contributions at the beginning of the Participant’s taxable year, plus (2) the Participant’s After-Tax Contributions and Matching Contributions for the Participant’s taxable year.

(c) Deadline for Distribution. Excess Aggregate Contributions and income allocable thereto shall be distributed to Participants on whose behalf such Excess Aggregate Contributions were made no later than the last day of the Plan Year following the Plan Year for which such Excess Aggregate Contributions were made. Excess Aggregate Contributions shall be distributed from the Participant’s Matching Contributions Account and After-Tax Contributions Account.

(d) Treatment as Annual Additions. Excess Aggregate Contributions shall be treated as Annual Additions under Section 6.8(b)(1).

6.7 Compliance with Treasury Regulations

The Plan shall satisfy the requirements of Sections 401(k)(3) and 401(m)(2) of the Code and the regulations thereunder, and such requirements are hereby incorporated by reference.

6.8 Limitations on Contributions and Benefits

(a) Notwithstanding any other provision of the Plan to the contrary, contributions to the Plan shall not exceed the limits of this Section 6.8.

(b) The Annual Additions to a Participant’s account (including a Participant’s Account under this Plan) for the Limitation Year shall not exceed the lesser of (i) $40,000 or (ii) 100 percent of the Participant’s Basic Compensation for the Year, as adjusted in accordance with Section 415(d) of the Code. For purposes of this Section 6.8, the term:

(1) “Annual Additions” means for any Limitation Year the sum of (A) Employer contributions (including Salary Deferral Contributions, Roth Contributions, After-Tax Contributions and Matching Contributions made pursuant to this Plan) allocated to a Participant’s account in any defined contribution plan maintained by a Member of the Controlled Group; (B) forfeitures allocated to a Participant’s account in any such plan; and (C) Employee contributions to any such plan.

(2) “Limitation Year” means the calendar year.

(3) “Member of the Controlled Group” means any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b)

of the Code (as modified by Section 415(h) of the Code), of which the Company is a member, but only for the period during which such corporation is a member of the controlled group; any trade or business which is under common control with the Company within the meaning of Section 414(c) of the Code (as modified by Section 415(h) of the Code), but only for the period that it is under common control; and any service organization which is a member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which the Company is a member, but only for the period during which such service organization is a member of the affiliated service group.

(c) Correction of Excess Annual Additions. If the Annual Additions of a Participant exceed the maximum permissible amount as of the date of any allocation made with respect to the limitation year, the Administrator shall use any reasonable method to correct the excess Annual Additions including, but not limited to, the methods approved by the Internal Revenue Service in Revenue Procedure 2008-50 or in any subsequent guidance.

SECTION 7

Loans and Withdrawals

7.1 Loans

Loans shall be available to Participants in accordance with Department of Labor Regulations Section 2550.408b-1 of the Department of Labor Regulations, and with the written requirements set forth in a separate Loan Policy Document. Loans transferred to the Plan as a result of the Company’s acquisition of a Participant’s former employer shall be governed by the Plan and the Loan Policy Document. The Committee shall be the Plan’s loan administrator whose responsibilities shall be described in the Loan Policy Document. The Committee may designate certain responsibilities under the Loan Policy Document to the Employer’s Benefits Department. The Loan Policy Document may be amended at any time for any reason by the Committee.

7.2 Hardship Withdrawals

(a) A Participant may withdraw amounts from all his Accounts, except amounts contributed during service with the Employer in the United Kingdom, if the withdrawal is necessary in light of his immediate and heavy financial needs. The amount withdrawn shall not exceed the amount required to meet his immediate financial obligations and not reasonably available from his other resources. Withdrawals from the Participant’s Deferral Account and Roth Contributions Account on account of hardship shall be limited to the amount of contributions to such accounts, and no amount attributable to income earned on the Participant’s Salary Deferral Contributions or Roth Contributions may be withdrawn on account of financial hardship.

(b) For purposes of this Section 7.2, a distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant if either:

(1) On the basis of all the relevant facts and circumstances the Administrator determines that the Participant has an immediate and heavy financial need, or

(2) The distribution is on account of:

(A) Expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, the Participant’s spouse, or the Participant’s dependents or necessary for these persons to obtain medical care;

(B) Costs directly related to the purchase (excluding mortgage payments) of the Participant’s principal residence;

(C) Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, his or her spouse, children or dependents (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(D) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the Participant’s principal residence.

(E) Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, without regard to Section 152(d)(1)(B) of the Code); or

(F) Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income);

(G) Expenses or payments under subsections (A), (C) and (E), above (or (H), below, if applicable), incurred by or relating to the Participant’s designated Beneficiary;

(H) A financial need that has been identified as a deemed immediate and heavy financial need in a ruling, notice or other document of general applicability issued under the authority of the Commissioner of Internal Revenue;

(c) For purposes of this Section 7.2, a distribution will be treated as necessary to satisfy the immediate and heavy financial need of the Participant if either:

(1) The Administrator reasonably relies on the Participant’s representation that the amount of the distribution is not in excess of the amount required to relieve the financial need of the Participant and the need cannot be satisfied:

(A) Through reimbursement or compensation by insurance or otherwise;

(B) By reasonable liquidation of the Participant’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(C) By cessation of elective deferral contributions and employee contributions (including Salary Deferral Contributions, Roth Contributions and After-Tax Contributions under this Plan) under plans maintained by an Employer; or

(D) By other distributions or nontaxable (at the time of the loan) loans from the Plan and plans maintained by an Employer or any other employer, or by borrowing from commercial sources on reasonable commercial terms; or

(2) All of the following conditions are satisfied:

(A) The Participant certifies that the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant; and

(B) The Participant has obtained all distributions and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Employers.

(d) Any Participant who elects a hardship distribution under this Section 7.2 may not make Salary Deferral Contributions, Catch-Up Contributions, Roth Contributions or After-Tax Contributions during the six-month period beginning after the date of such hardship distribution.

7.3 Withdrawals from After-Tax Contributions Account

A Participant may withdraw amounts from his or her After-Tax Contributions Account in accordance with rules established by the Administrator.

7.4 Withdrawal After Age 59 1⁄2

A Participant who has attained the age of 59 1⁄2 may elect to withdraw the entire balance in his or her Account.

7.5 United Kingdom Contributions

Amounts attributable to contributions paid into a Participant’s Account during service with the Employer in the United Kingdom are not eligible for in-service withdrawals.

7.6 Disability Withdrawals

A Participant who is Disabled may elect to withdraw the entire balance in his or her Account.

SECTION 8

Distribution of Benefits

8.1 Method of Distribution for Contributions

(a) As soon as practicable following a Participant’s termination of employment from all Employers, the Participant’s Account shall be paid as either (1) a single lump sum distribution of the entire vested balance then standing in the Participant’s Account, or (2) monthly, quarterly or annual installments over a period of time as elected by the Participant. A Participant who is receiving distribution in installments may elect to receive a lump sum distribution of the remainder of the Participant’s Account balance.

(b) If a Participant’s Account exceeds $1,000, the Participant’s Account shall not be distributed without the Participant’s consent. The Plan shall provide a notice setting forth (1) an explanation of the eligibility requirements for, the material features of, and the relative values of the forms of benefits available under this Section 8, (2) the Participant’s right to defer receipt of a Plan distribution as set forth in this Section 8, and (3) the consequences of failing to defer such receipt. This notice shall be in writing and shall be provided to the Participant no less than 30 days and no more than 180 days before the first day on which benefits are payable under the Plan.

(c) However, if the Participant, after having received the notice described in subsection (b), above, affirmatively elects a distribution, the Plan will not fail to satisfy the consent requirements of Section 411(a)(11) of the Code merely because the distribution commences less than 30 days after the notice was provided to the Participant, provided the Administrator clearly indicates to the Participant that the Participant has the right to at least 30 days to consider whether to consent to the distribution.

As provided in the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”), a Participant who has been on active duty for more than 30 days will be treated as having been severed from employment during any period he or she is performing uniformed service described in Section 3401(h)(2)(A) of the Code, and shall be eligible for a distribution from the Plan under this Section 8.1 (a “HEART Act Distribution”). A Participant who receives a HEART Act Distribution may not make an elective deferral or employee contribution during the 6-month period beginning on the date of that distribution.

8.2 Cash-Out of Small Benefits

Notwithstanding anything in this Plan to the contrary, if a Participant’s Account does not exceed $1,000, the Participant shall receive benefits in the form of a single sum payment within a reasonable time after the Participant separates from service.

8.3 Form of Lump Sum Distribution

(a) Cash. With respect to any portion of a Participant’s Account that is not invested in Common Stock, any lump sum distribution from such portion of the Account shall be made in the form of a single lump sum payment of cash (or its equivalent) equal to the vested balance credited to such portion of the Account as of the relevant Valuation Date.

(b) Common Stock. Any lump sum distribution from such portion of a Participant’s Account that is invested in Common Stock as of the Valuation Date shall be made in the form of a single lump sum payment (1) in shares of Common Stock, with fractional shares paid in cash, or (2) entirely in cash, as the Participant shall elect. In either case, the cash or shares of Common Stock distributed to the Participant shall be equivalent to the full value of the units of Common Stock then credited to such portion of the Participant’s Account.

(c) Fractional Shares. If shares of Common Stock are to be distributed, only full shares shall be distributed and cash (or its equivalent) shall be distributed in lieu of any fractional share.

8.4 Designation of Beneficiary

Each Participant shall have the right, with the consent of his or her spouse if he or she is married, to designate, on forms provided by the Administrator, a Beneficiary or Beneficiaries to receive the benefits provided by the Plan in the event of his or her death, and shall have the right to revoke the designation, or, with the consent of his or her spouse if he or she is married, to substitute another Beneficiary or Beneficiaries. The consent of the spouse shall (i) be in writing on a form satisfactory to the Committee, (ii) designate a Beneficiary which may not be changed without spousal consent (or the consent of the spouse must expressly permit designations by the Participant without any further requirement of consent by the spouse), (iii) acknowledge the effect of the consent, and (iv) be witnessed by a notary public. No consent is required if it is established to the satisfaction of the Administrator that consent cannot be obtained because there is no spouse or the spouse cannot be located. If a person fails (or is unable) to make a valid designation of a Beneficiary, or if no validly designated Beneficiary survives that person, the person’s Beneficiary will be the survivor(s) in the first surviving class in equal shares among the following:

(a) Surviving spouse,

(b) Participant’s surviving children,

(c) Participant’s surviving parents;

(d) Participant’s surviving brothers and sisters; and

(e) Participant’s estate.

A designation of Beneficiary is effective on the date the Participant’s completed and signed designation of Beneficiary is actually received by the Administrator. To be valid, a completed and signed designation of Beneficiary must be actually received by the Administrator prior to the Participant’s death. Actually received means actual receipt of the designation of Beneficiary and not the date that the designation of Beneficiary was placed in the U.S. Mail or other private delivery service. The most recent designation of Beneficiary on file cancels all previous designations of Beneficiary.

8.5 Required Distribution

(a) Notwithstanding anything in this Plan to the contrary, all forms of distribution must comply with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit rule of Section 401(a)(9)(G) of the Code, and Treasury Regulations Sections 1.401(a)(9)-2 through 1.401(a)(9)-9. A Participant’s benefits shall commence no later than April 1 of the calendar year in which the Participant attains age 70 1⁄2 or terminates his or her employment with all Employers (whichever is later); provided however, that the benefits of a Participant who is a 5% owner shall commence no later than April 1 of the calendar year in which the Participant attains age 70 1⁄2.

(b) To the extent not inconsistent with Section 8.2, unless the Participant elects otherwise, payment of the balance in the Participant’s vested Account shall begin no later than the 60th day after the latest of the close of the Plan Year in which: (1) the Participant attains Normal Retirement Age; (2) occurs the tenth anniversary of the year in which the Participant commenced participation in the Plan; or (3) the Participant terminates service with his or her Employer.

Notwithstanding the foregoing, the failure of a Participant to consent to a distribution shall be deemed to be an election to defer commencement of payment as provided above.

8.6 Infants, Incompetents

If the Administrator determines that any person entitled to payments under the Plan is an infant or incompetent by reason of physical or mental disability, it may cause any payment due to such person to be made to any other person for his benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Employer, the Trustee, and the Administrator.

8.7 Payment to Alternate Payee

Distribution to an “alternate payee” (as defined in Section 414(p)(8) of the Code) may be made without regard to the age or employment status of the Participant provided payment is made pursuant to a court order which the Administrator has determined to be a “qualified domestic relations order” (within the meaning of Section 414(p)(1) of the Code) in accordance with procedures established by the Administrator.

8.8 Direct Rollover Requirements

(a) General Rule. Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section 8.8, a Distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(b) Definitions. For purposes of this Section 8.8

(1) “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; (B) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (C) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and (D) any hardship withdrawals made under Section 7.2.

(2) “Eligible Retirement Plan” means one of the following that accepts the Distributee’s Eligible Rollover Distribution:

(A) an individual retirement account described in Section 408(a) of the Code;

(B) an individual retirement annuity described in Section 408(b) of the Code;

(C) an annuity plan described in Section 403(a) of the Code;

(D) a qualified trust described in Section 401(a) of the Code;

(E) an annuity contract described in Section 403(b) of the Code;

(F) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan; and

(G) an individual retirement account described in Section 408A of the Code.

With respect to a Distributee who is a nonspouse designated Beneficiary, only an individual retirement plan as provided for under Section 402(c)(11) of the Code will qualify as an Eligible Retirement Plan.

(3) “Distributee” means (A) an Employee or former Employee, (B) the Employee’s or former Employee’s surviving spouse, (C) the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414 (p) of the Code with regard to the interest of the spouse or former spouse, and (D) subject to the limitations set forth in subsection (2) above, an Employee’s or former Employee’s nonspouse designated Beneficiary.

(4) “Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

(c) Rollovers of Roth Contributions. Notwithstanding the above, a direct rollover of a distribution from a Roth Contributions Account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

SECTION 9

Top-Heavy Rules

9.1 General Rule

Notwithstanding anything in this Plan to the contrary, the provisions of this Section 9 will apply in the event that the Plan is determined to be a “top-heavy plan” under Section 416 of the Code.

9.2 Definitions

For purposes of this Section 9:

(a) “Compensation” means compensation as defined under Section 415(c)(3) of the Code.

(b) “Determination Date” means, in the case of the first Plan Year, the last day of such Plan Year, or, in the case of any other Plan Year, the last day of the preceding Plan Year. When more than one plan is aggregated, the determination of whether the plans are Top-Heavy shall be made at a time consistent with regulations issued by the Secretary of the Treasury.

(c) “Key Employee” means an Employee or former Employee and his Beneficiaries who, within the meaning of Section 416(i) of the Code and the regulations thereunder, is:

(1) An officer of an Employer whose annual Compensation for any Plan Year exceeds $130,000, as adjusted under Section 416(i)(1) of the Code;

(2) A 5% owner of an Employer; or

(3) A 1% owner of an Employer having an annual Compensation of more than $150,000.

For purposes of this definition, no more than 50 Employees (or, if less than 50, either three Employees or ten percent of all Employees, whichever is greater) shall be treated as officers. For purposes of determining the number of officers taken into account, Employees described in Section 414(q)(5) of the Code shall be excluded. In addition, for purposes of determining ownership percentages hereunder, the constructive ownership rules of Section 318 of the Code shall apply as provided by Section 416(i)(1)(B) of the Code. Beneficiaries of Key Employees shall be considered Key Employees.

(d) “Non-Key Employee” means any Employee who is not a Key Employee.

(e) “Permissive Aggregation Group” means any other plans which the Company, in its discretion, elects to aggregate with the Required Aggregation Group, provided that the resulting group of plans satisfies Sections 401(a)(4) and 410 of the Code.

(f) “Required Aggregation Group” means (1) each plan of an Employer in which a Key Employee participates (regardless of whether the Plan has terminated), and (2) each other plan of an Employer which enables any plan described in clause (1), above, to meet the requirements of Section 401(a)(4) or 410 of the Code.

(g) “Top-Heavy” means a plan in which, as of the Determination Date, the Top-Heavy Ratio exceeds 60%. The determination of whether a plan is Top-Heavy shall be made in accordance with Section 416(g) of the Code.

(h) “Top-Heavy Ratio” means for this Plan or the Required Aggregation Group or Permissive Aggregation Group, as applicable, the fraction, the numerator of which is the sum of the account balances under the aggregated defined contribution plans of all Key Employees as of the Determination Date (including any part of any account balance distributed in the five-year period ending on the Determination Date) and the present value of accrued benefits (including any part of any accrued benefit distributed in the five-year period ending on the Determination Date) under the aggregated defined benefit plans of all Key Employees as of the Determination Date, and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the one-year period ending on the Determination Date) under the aggregated defined contribution plans for all Participants and the present value of accrued benefits under the defined benefit plans (including any part of any accrued benefit distributed in the one-year period ending on the Determination Date) for all Participants as of the Determination Date, determined in accordance with Section 416 of the Code and the regulations thereunder. In the case of a distribution made for a reason other than severance from employment, death, or Disability, the above provision shall be applied by substituting 5-year period for 1-year period. The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by an Employer, or (b) if no such method exists, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

9.3 Minimum Contribution Requirement

(a) Notwithstanding anything in this Plan to the contrary, and subject to the limitations set forth in Sections (b) and (c) below, in any Plan Year in which the Plan is Top-Heavy, the Employers shall contribute an additional amount so as to provide allocations for each Non-Key Employee who is employed on the last day of the Plan Year (whether or not such Non-Key Employee is otherwise a Participant) of Employer contributions, exclusive of Salary Deferral Contributions and Matching Contributions, under this Plan which equal three percent of the Participant’s Compensation.

(b) The percentage minimum contribution required under Section (a), above, shall in no event exceed the percentage at which contributions are made (or required to be made) under the Plan for the Plan Year for the Key Employee for whom such percentage is the highest for the Plan Year. In determining the highest rate of contribution applicable to a Key Employee, amounts elected to be deferred under a qualified Section 401(k) arrangement shall be counted for purposes of Section 416 of the Code.

(c) No minimum contribution will be required for a Participant under this Plan for any Plan Year if an Employer maintains another qualified plan under which a minimum benefit or contribution is being accrued or made for such Participant in accordance with Section 416(c) of the Code.

SECTION 10

Funding

10.1 Contributions made by the Employer and all other assets of this Plan shall be held in the Trust. The Company may, at any time and from time to time, appoint or substitute another Trustee for the purpose of holding and investing all or a portion of the assets of the Plan and to pay the benefits provided under the Plan. Such appointment or substitution shall not be considered a discontinuance or termination of the Plan. In any such event, the Company may transfer all or any part of the assets of the Plan to any such appointed Trustee.

SECTION 11

Plan Fiduciaries and Administration

11.1 Named Fiduciaries

The authority to control and manage the operation and administration of the Plan is vested in the named fiduciaries specified herein. Each named fiduciary shall be responsible solely for the tasks allocated to it. No fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to the Plan and Trust unless it participates knowingly in such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy said breach, or, through its negligence in performing its own specific fiduciary responsibilities which give rise to its status as a fiduciary, it has enabled such other fiduciary to commit a breach of the latter’s fiduciary responsibility.

11.2 Fiduciary Standard

Each named fiduciary and every other fiduciary under the Plan shall discharge its duties with respect to the Plan solely in the interests of the Participants and beneficiaries and:

(a) For the exclusive purpose of providing benefits to Participants and their beneficiaries, and defraying reasonable expenses of administering the Plan;

(b) With the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(c) In accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of Title I of ERISA.

11.3 Multiple Duties and Advisors

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. A named fiduciary, or a fiduciary designated by a named fiduciary in accordance with the terms of the Plan, may employ one or more persons to render advice with regard to any responsibilities such fiduciary has under the Plan.

11.4 Allocation and Delegation of Fiduciary Duties

Each named fiduciary may allocate its fiduciary duties among its members or may delegate its responsibilities to persons who are not named fiduciaries with respect to the specific responsibility delegated. Any such allocation or delegation shall be in writing and shall be made a permanent part of the records of the named fiduciary. Such allocation or delegation shall be reviewed periodically by the named fiduciary and shall be terminable upon such notice as the named fiduciary, in its sole discretion, deems reasonable and prudent under the circumstances.

11.5 Indemnification

The Employers shall indemnify and hold harmless any officers or employees of the Employers to which fiduciary responsibilities have been delegated from and against any and all liabilities, claims, demands, costs, and expenses, including attorneys’ fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and under ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this Section 11.5 applies. The Employers may satisfy their obligation under this Section 11.5, in whole or in part, through the purchase of a policy or policies of insurance.

11.6 The Plan Administrator

The Company shall be the Administrator of the Plan for purposes of Section 3(16) of ERISA and Section 414(g) of the Code. As such, the Company is the named fiduciary with discretionary responsibility for the administration of the Plan. Any or all of the administrative duties and responsibilities of the Administrator may be delegated, provided such delegation is in writing.

11.7 The Committee

(a) The Committee is the named fiduciary with the discretionary authority to: (1) interpret the Plan; (2) formulate such rules and regulations as are necessary to administer the Plan instrument in accordance with its terms; (3) conduct final review of claims under the claims review procedure; and (4) establish and carry out the funding policy of the Plan. The Committee shall be responsible for reviewing the funding policy and method of the Plan.

(b) The Committee shall consist of three or more persons. The members of the Committee shall be appointed by, and hold office at the pleasure of, the Senior Vice President of Oracle America, Inc., and shall serve as such without compensation, although the Compensation Committee of the Board of Directors of the Company shall have the ultimate authority to appoint and remove members of the Committee.

(c) The Committee shall keep minutes of its meetings and proceedings. Every decision made or action taken by a majority of the members at the time in office shall constitute the decision or action of the Committee, and shall be final, conclusive and binding upon all persons affected thereby. Any decision or action by the Committee under or in connection with the Plan may be made or taken at a meeting held pursuant to its rules at which a majority of the members then in office shall be present and vote in favor thereof, or may be made or taken without a meeting if approved and evidenced by a writing signed by a majority of the members then in office.

11.8 Performance of Duties as Administrator

In addition to its performance of the named fiduciary duties of the Company as Administrator of the Plan, the Committee shall have the discretionary authority to perform and be responsible for performing the following nonfiduciary administrative functions within the policies, interpretations, rules, practices and procedures established by the Company or the Committee in accordance with their respective areas of named fiduciary responsibility:

(a) Application of rules determining eligibility for participation or benefits;

(b) Calculation of service and compensation for benefits;

(c) Preparation of employee communications material;

(d) Maintenance of Participants’ service and employment records;

(e) Preparation of reports required by government agencies;

(f) Calculation of benefits;

(g) Administration of loan program;

(h) Orientation of new Participants and advising Participants of their rights and options under the Plan;

(i) Collection of contributions and application of contributions as provided in the Plan;

(j) Preparation of reports concerning Participants’ benefits;

(k) Processing of claims;

(l) Making recommendations to the Company or the Committee for decisions with respect to Plan administration;

(m) Formulating rules and regulations necessary to administer the Plan in accordance with its terms;

(n) Investing Plan assets, if the Company has transferred responsibility for Plan investments to the Committee pursuant to the Trust;

(o) Conducting the annual review of the funding policy and method;

(p) Making recommendations to the Senior Vice President, Human Resources of Oracle America, Inc. or the Compensation Committee of the Board of Directors of the Company regarding Plan amendments, when appropriate; and

(q) Maintaining the qualified and tax-exempt status of the Plan under the Code.

11.9 Claims Procedures

(a) A Participant or Beneficiary entitled to receive benefits under the Plan need not file a request therefor. However, if the Participant or Beneficiary believes that his benefit has been incorrectly determined, he may make a written request for review of the determination by the Administrator, who shall have the power to construe and interpret the terms of the Plan. The Administrator may require additional information if necessary to process the request. The Administrator or its delegate shall review the request and shall render its decision within 90 days from the date the request is filed (or the requested additional information is submitted, if later), unless special circumstances require an extension of time for processing the request. If such an extension of time is required, written notice of the extension shall be furnished the person making the request within the initial 90-day period, and the notice shall indicate the special circumstances requiring the extension and the date by which the Administrator expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(b) If the Administrator denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in Subsection (a), above. The notice shall set forth in language calculated to be understood by the person making the request:

(1) The specific reason for such denial;

(2) Specific reference to pertinent Plan provisions upon which the denial is based;

(3) A description of any additional material or information which may be needed to clarify or perfect the request, and an explanation of why such information is required; and

(4) An explanation of the Plan’s review procedure with respect to the denial of benefits, including a Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c) (1) A person whose request has been denied in whole or in part may file a claim for review of the Administrator’s decision in writing with the Committee within 60 days of receipt of the notification of denial. The Committee, for good cause shown, may extend the period during which the claim may be filed. The claimant shall be permitted to examine all documents pertinent to the claim and shall be permitted to submit issues and comments regarding the claim to the Committee in writing.

(2) The Committee shall render its decision within 60 days after receipt of the application for review, unless special circumstances require an extension of time for processing, but not later than 120 days after receipt of a request for review. If an extension of time is necessary, written notice shall be furnished the claimant before the extension period commences.

(3) The decision of the Committee on review shall be final and binding, and shall be furnished to the claimant in writing within the time specified in Section 11.9(c)(2). If the decision on review denies the claim in whole or in part, it shall set forth (A) the reasons for the decision in a manner calculated to be understood by the claimant, (B) references to the specific Plan provisions on which the decision is based, (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim, and (D) a statement informing the claimant of his or her right to bring a civil action under Section 502(a) of ERISA. The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

(d) No legal or equitable action to recover benefits due under the terms of the Plan, to enforce the claimant’s rights under the terms of the Plan, or to clarify the claimant’s rights to future benefits under the terms of the Plan shall be brought unless and until the claimant has exhausted his or her administrative remedies under this Section 11.9. Any such action shall be filed in a state or Federal court located in San Francisco, California. No legal action may be brought against the Plan, the Company, any Employer, the Committee, or the Administrator more than one year after the date the claimant is notified of the Committee’s final decision on review as set forth in Section 11.9(c).

11.10 Expenses of the Plan

The reasonable expenses of administering the Plan, net of any revenue sharing that reimburses or pays directly the fees of a service provider or other such expenses of administering the Plan, will be paid by the Trust; provided, however, that the Company or an Employer may, in its discretion, pay some or all of such expenses of administering the Plan.

11.11 Allocation of Revenue Sharing

After paying reasonable Plan expenses out of the Revenue Credit Account (as defined in Schedule B of the trust agreement dated February 1, 2003 (and subsequently amended) between the Company and the Trustee), the excess revenue sharing shall be allocated annually to Participants as a revenue credit pro rata based on Participant Account balances as of the date of allocation (which shall be on or about December 20). Such allocation shall be invested pro rata across each Participant’s current investments and Accounts.

SECTION 12

Amendment or Termination of the Plan

12.1 Amendment

The Compensation Committee of the Board of Directors of the Company, or the Senior Vice President, Human Resources of Oracle America, Inc., shall have authority to amend this Plan, at any time and from time to time, in whole or in part, by executing a written amendment. Any such amendment shall be binding upon all Employers. Such power to amend includes the right, without limitation, to make retroactive amendments referred to in Section 401(b) of the Code. Notwithstanding the foregoing, no amendment of the Plan shall be effective to reduce the benefits of any Participant or his beneficiary accrued under the Plan on the effective date of the amendment, except to the extent that such reduction is permitted by ERISA.

12.2 Plan Termination; Discontinuance of Contributions

(a) The Company intends to continue the Plan on a permanent basis; however, the Compensation Committee of the Board of Directors of the Company reserves the power to terminate the Plan or discontinue the Plan at any time with respect to any or all Employers. The Board of Directors of any Employer shall have the power to discontinue the Plan with respect to that Employer at any time. If the Plan is terminated or partially terminated, or if contributions of an Employer are completely discontinued, the rights of all affected Participants in their Accounts shall thereupon become nonforfeitable, notwithstanding any other provisions of the Plan.

(b) Anything in the Plan to the contrary notwithstanding, no Employer, upon any such termination of the Plan, shall have any obligation or liability whatsoever to make any further payments (including all or any part of any contributions payable prior to any termination of the Plan) to the Trustee for benefits under the Plan. Neither the Trustee, the Committee, nor any Participant, Employee, or Beneficiary, shall have any right to compel an Employer to make any payments after the termination of the Plan.

(c) If the Plan is terminated in whole or in part, or if any Employer shall completely discontinue its contributions to the Plan, the Company may in its discretion, (1) cause the Committee to direct that the Accounts of each Participant shall be paid in cash or in kind to the Participant, or, if the Participant is then deceased, to his Beneficiary pursuant to Section 8.4, or (2) direct that the Committee and the Fund will continue until the benefits of each Participant have been distributed in accordance with the Plan and applicable provisions of law.

SECTION 13

Miscellaneous Provisions

13.1 Nonreversion; Return of Contributions

(a) Except as provided in this Section 13.1, the assets of the Plan shall never inure to the benefit of any Employer, and shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries, and for defraying the reasonable expenses of administering the Plan.

(b) In the case of an Employer contribution which is made by mistake of fact, this Section 13.1 shall not prohibit the return of the contribution to the Employer within one year after the payment of the contribution.

(c) If an Employer contribution is conditioned upon qualification of the Plan under Section 401(a) of the Code, or any successor provision thereto, and if the Plan does not so qualify, then this Section 13.1 shall not prohibit the return of the contribution to the Employer within one year after the date of denial of qualification of the Plan.

(d) If an Employer contribution is conditioned upon the deductibility of the contribution under Section 404 of the Code, or any successor provision thereto, then to the extent such contribution is disallowed, this Section 13.1 shall not prohibit the return to the Employer of the contribution (to the extent disallowed), within one year after the disallowance.

13.2 Plan Merger

In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets or liabilities of the Trust to, another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of some or all of the Participants of this Plan, the assets of the Trust applicable to such Participants shall be transferred to the other trust fund only if such Participant would (if either this Plan or the other Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated).

13.3 No Assignment or Alienation

Except as provided in a “qualified domestic relations order” within the meaning of Section 414(p) of the Code, the benefits under this Plan may not be assigned or alienated.

13.4 No Employment Contract

The adoption of this Plan is not a contract between any Employer and any Employee, nor does it give any Employee any right to continue employment with any Employer, or interfere with the right of any Employer to discharge any Employee with or without cause.

13.5 Applicable Law

This Plan shall be construed, administered and enforced according to ERISA and, to the extent state law is applicable, according to the laws of the State of California. Any suit claiming a breach of fiduciary duty must be filed in a Federal court located in San Francisco, California.

13.6 Disqualification of an Employer

If, after initial qualification, it is finally determined that the plan and the trust of any Employer no longer meet the requirements of Sections 401(a) and 501(a) of the Code, such Employer will no longer participate in this Plan and Trust as of the date of disqualification, and the assets of the Trust allocable to the Employer shall be segregated as soon as possible after the date of final determination of disqualification and held as a separate fund.

13.7 Successor to an Employer

(a) Notwithstanding any provision in the Plan to the contrary, if any Employer becomes the successor to the business of another company, by whatever form or manner resulting, at a time when such other company is not an Employer hereunder, and employees of such other company become employees of the Employer, the terms and conditions under which such employees may participate in this Plan shall be determined by the Compensation Committee of the Board of Directors of the Company.

(b) Provided such action does not result in discrimination prohibited by Section 401(a) of the Code or in duplication of benefits, the Compensation Committee of the Board of Directors of the Company may waive or vary requirements for participation in the Plan by such employees and/or may provide that service with such other company shall be considered continuous service with the Employers for any or all purposes of the Plan.

13.8 Military Duty

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. Loan repayments will be suspended under this Plan as permitted under Section 414(u)(4) of the Code.

IN WITNESS WHEREOF, Oracle Corporation has caused this amendment and restatement of the Oracle Corporation 401(k) Savings and Investment Plan to be executed on its behalf on this 30th day of January, 2014.

ORACLE CORPORATION

By:	/s/ Joyce Westerdahl
Printed Name: Joyce Westerdahl
Title:	Senior Vice President, Human Resources of Oracle America, Inc.

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